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                                                                   EXHIBIT 10.23

                         BioSource International, Inc.
                                 540 Flynn Road
                          Camarillo, California  93012


September 18, 2000

PRIVATE AND CONFIDENTIAL

Mr. George Uveges
207 Willow Brook
Wayland, MA  01778

Dear George:

Reference is made to that certain letter agreement dated August 18, 2000 (signed by you on September 5, 2000) between and among BioSource International, Inc. ("BioSource"), you and Genstar Capital, LLC. For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree that the first full paragraph appearing on the top of page 3 of the letter agreement is hereby amended to read as follows:

     Should there be a "change of control," all stock options that have been granted to you will vest immediately. If you are terminated for any reason other than for cause you will receive one year's salary and health care benefits over the regular pay period.

     A "change of control" means (i) any person or entity (or group of related persons or entities acting in concert) unaffiliated with Genstar Capital
     LLC ("Genstar") shall acquire shares of capital stock of the Company entitled to exercise 40% or more of the total voting power represented by all shares of capital stock of the Company then outstanding; or (ii) the Company shall enter into an agreement to sell or otherwise transfer all or substantially all of its assets or enter into an agreement to merge, consolidate or reorganize with any other corporation or entity, as the result of which less than 60% of the total voting power represented by the capital stock or other equity interests of the corporation or entity to which the Company's assets are sold or transferred or surviving such merger, consolidation or reorganization shall be held by the persons and entities who were holders of common stock of the Company on the date immediately prior to such transaction; or (iii) the Company shall issue to a party or parties unaffiliated with Genstar Capital LLC ("Genstar") otherwise than on a pro rata basis additional shares of capital stock representing (after giving effect to such issuance) more than 40% of the total voting power of the Company; or (iv) the persons who were the
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     directors of the Company as of September 18, 2000 shall cease to comprise a majority of the Board of Directors of the Company.

     "For cause" means delivery of written notice of termination by the Company "for cause," by reason of: (i) any act or omission knowingly undertaken or omitted by you with the intent of causing damage to the Company, its properties, assets or business or its stockholders, officers, directors or employees; (ii) any act by you involving a material personal profit to you, including, without limitation, any fraud, misappropriation or embezzlement, involving properties, assets or funds of the Company or any of its subsidiaries; (iii) your consistent failure to perform your normal duties or any obligation to the Company, as directed by the Chief Executive Officer; (iv) your conviction of, or pleading nolo contendere to, (A) any crime or offense involving monies or other property of the Company; (B) any felony offense; or (C) any crime of moral turpitude; or (v) your chronic or habitual use of drugs or consumption of alcoholic beverages.

In all other respects, the letter agreement shall remain unchanged.

Sincerely,

BIOSOURCE INTERNATIONAL, INC.


 /s/ Jean-Pierre L. Conte
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Jean-Pierre L. Conte
Director

Accepted this 18th day of September, 2000 Accepted this 18th day of September, 2000


 /s/ Jean-Pierre L. Conte           /s/ George Uveges
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Jean-Pierre L. Conte                George Uveges
Managing Director
Genstar Capital, LLC